Exhibit 99.1

Vapotherm Announces Appointment of Lance Berry to Board of Directors and the Retirement of Neal Armstrong

EXETER, New Hampshire, January 30, 2020—/ Business Wire / -- Vapotherm, Inc. (NYSE: VAPO) (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Hi-VNI® Technology products that are used to treat patients of all ages suffering from respiratory distress, today announced the appointment of Lance Berry to its Board of Directors, and as a member and chair of the Audit Committee, both effective on January 29, 2020. Mr. Berry replaces Neal Armstrong, whose retirement was effective upon Mr. Berry’s appointment.

“We are delighted that Lance is joining our Board of Directors and will be serving as the Chair of the Audit Committee. Lance’s significant experience in successfully growing a publicly traded medical device company will be a highly valuable addition to our board,” said Joe Army, Vapotherm’s President and CEO. “We welcome him to the Vapotherm Board of Directors and look forward to working with him in the years to come.”

Mr. Berry has nearly two decades of financial leadership experience in the medical device industry. He currently serves as the Executive Vice President, Chief Financial and Operations Officer of Wright Medical Group N.V. after serving in a number of financial leadership positions dating back to 2002. Prior to Wright Medical, he was an accountant in the auditing division of Arthur Andersen, LLP, from 1995 to 2002, where he held various positions of increasing responsibility, most recently as Audit Manager. Mr. Berry is a Certified Public Accountant and received both a bachelor’s degree in accounting and his master’s degree in accounting from the University of Mississippi.

Mr. Armstrong has served on the Board since 2007 and is the current Chair of the Audit Committee. He is retiring from his distinguished professional career, highlighted by his time spent as Chief Financial Officer at Aspect Medical from 1996 to 2005 and in 2009, and at Haemonetics from 1990 to 1996.

"Neal’s guidance has been invaluable to Vapotherm, and we want to thank him for all that he has done for Vapotherm during his service. Neal has brought a strong financial management perspective plus a wealth of executive experience into every board meeting and has provided leadership and guidance to the Vapotherm team as we continue to grow our business and drive towards profitability," said James Liken, Chairman of the Vapotherm Board of Directors. “We wish him the very best in his retirement.”

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.0 million patients have been treated with Vapotherm Hi-VNI Technology. For more information, visit www.vapotherm.com.

Hi-VNI® Technology is mask-free noninvasive ventilation for spontaneously breathing patients and a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one user-friendly tool. Hi-VNI Technology’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Website Information Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

SOURCE:  Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011